Exhibit 10.1

PAYOFF AND TERMINATION AGREEMENT

THIS PAYOFF AND TERMINATION AGREEMENT (this “Agreement”) is made as of August 27, 2021 (the “Effective Date”), by and between ExlService Holdings, Inc., a Delaware corporation (the “Company”), and Orogen Echo LLC, a Delaware limited liability company (“Orogen”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them set forth in the Indenture, dated as of October 4, 2018 (the “Indenture”), by and between the Company and Citibank, N.A., as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has issued to Orogen 3.50% Convertible Senior Notes, due October 1, 2024, in the principal amount of $150,000,000 (the “Notes”), pursuant to the terms of the Indenture and that certain Investment Agreement, dated as October 1, 2018, by and between the Company and Orogen (the “Investment Agreement” and, together with the Indenture and the Notes, the “Transaction Documents”);

WHEREAS, the Company and Orogen wish to agree, notwithstanding anything to the contrary in the Transaction Documents, to a negotiated private exchange and prepayment of the Notes, pursuant to which the Company shall (i) make a cash payment in the amount of $200,000,000.00, plus accrued and unpaid interest on the Notes through, and including, August 26, 2021, to Orogen on the date hereof (the “Cash Amount”), and (ii) deliver 310,394 shares of Common Stock through the Depository to Orogen on the date hereof (the “Share Amount” and together with the Cash Amount, the “Negotiated Payoff Amount”) in connection with such exchange and prepayment; and

WHEREAS, Orogen is willing to accept an exchange and prepayment of the Notes by the Company in the amount and form of the Negotiated Payoff Amount (defined above), on and subject to the terms and conditions set forth in this Agreement, which terms include, among other things, the payment of the Cash Amount and the delivery of the Share Amount by the Company to Orogen on the date hereof as described below; and

WHEREAS, effective upon the consummation of the transactions contemplated hereby, the Company and Orogen will have no obligations under the Transaction Documents except as specified below;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Negotiated Exchange and Payoff.

(a)      Notwithstanding anything to the contrary in the Transaction Documents, the parties agree that, in exchange for the cancellation and settlement of the Notes in full, the Company shall (x) pay the Cash Amount to Orogen by wire transfer of immediately available funds to the account designated on Exhibit A attached hereto, by no later than 3:00 p.m., New York City time, on the Effective Date and (y) deliver the Share Amount to Orogen through the Depositary to the account designated on Exhibit A attached hereto on or prior to the Effective Date.

(b)      Provided that (i) no default by either the Company or Orogen has occurred under this Agreement and (ii) the Company has otherwise timely complied with its obligations in Section 1(a), Orogen agrees that the payment and delivery by the Company to Orogen of the Negotiated Payoff Amount shall serve as full satisfaction of the Company’s obligations under the Notes and the Indenture.

(c)      The Company and Orogen hereby agree that, upon the Company’s payment and delivery of the Negotiated Payoff Amount in accordance with the terms of this Agreement (i) the Notes and Indenture shall terminate automatically and be of no further force or effect, subject to any final documentation or certification as may be required by the Trustee to evidence the same; (ii) as between the parties, all outstanding debts, liabilities and obligations due to Orogen under the Notes and Indenture shall be satisfied in full, and the Company shall be released and discharged from any and all obligations, covenants and agreements under the Notes and Indenture; and (iii) the Company is authorized to issue to the Trustee a cancellation order authorizing and directing the Trustee to cancel the Notes. In addition, neither the Company nor Orogen will have any further rights or obligations under the Investment Agreement, except that the following provisions will continue in effect in accordance with their terms: Section 4.01 (Taking of Necessary Action), 4.05 (Lost, Stolen, Destroyed or Mutilated Securities), 4.06 (Antitrust Approval), 4.08 (No Inconsistent Arrangements), 4.11 (Section 16 Matters), 4.12 (D&O Indemnification etc.), 4.14 (Information Rights), Article V (Registration Rights), and Article VI (Miscellaneous).

2.       Taxes Upon Issuance of the Share Amount. The Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of the Share Amount pursuant to this Agreement.

3.       Restrictions on Transferability. The Common Stock issued to Orogen under this Agreement is subject to a ninety (90) day lock-up restriction pursuant to the terms set forth on Exhibit B hereto.

4.       Registration Rights. For the avoidance of doubt, the shares of Common Stock delivered pursuant to this Agreement shall constitute “Subject Securities” for purposes of Article 5 of the Investment Agreement.

5.      Representations and Warranties.

(a)      Orogen represents and warrants to the Company and their successors and assigns that (i) the execution of this Agreement has been duly and validly authorized on behalf of Orogen and this Agreement constitutes the valid, binding and enforceable obligation of Orogen in accordance with its terms, (ii) it has relied upon its own independent analysis of all relevant matters, including, without limitation, the value of the Cash Amount and the Share Amount, in determining to enter into this Agreement and has not relied upon the representation or warranty of the Company with respect thereto in determining to enter into this Agreement, (iii) Orogen is the owner of the Notes, and (iv) the execution, delivery and performance of this Agreement by Orogen and the compliance by Orogen with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of Orogen’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon Orogen or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to Orogen or any of its Affiliates (as defined in the Investment Agreement), other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the transactions contemplated hereby. The representations and warranties set forth in this Section 5(a) shall survive the Effective Date.

(b)      The Company represents and warrants to Orogen, its successors and assigns that (i) the execution of this Agreement has been duly and validly authorized on behalf of the Company and this Agreement constitutes the valid, binding and enforceable obligations of the Company in accordance with its terms, (ii) it has relied upon its own independent analysis of all relevant matters, including, without limitation, the value of the Cash Amount and the Share Amount, in determining to enter into this Agreement and has not relied upon the representation or warranty of Orogen with respect thereto in determining to enter into this Agreement, (iii) the shares of Common Stock comprising the Share Amount shall be validly issued, fully paid, non-assessable and free of pre-emptive or similar rights, and (iv) the execution, delivery and performance of this Agreement and the issuance of the Share Amount do not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) the certificate of incorporation or bylaws of the Company, (B) the Credit Agreement, dated as of November 21, 2017, by and among the Company, its Subsidiaries party thereto and the lenders party thereto, as amended, or any other mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries, (C) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party and was filed or was required to be filed with the Company Reports (as defined in the Investment Agreement) or (D) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (B), (C) and (D) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Investment Agreement) and would not materially affect the Company’s ability to comply with its obligations under this Agreement. The representations and warranties set forth in this Section 5(b) shall survive the Effective Date.

(c)      The Company represents and warrants to Orogen that the Conversion Rate on the date hereof is 13.3333 shares of Common Stock per $1,000 principal amount of the Notes.

6.       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

7.       Governing Law.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(B).

8.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)      If to Orogen, to:

Orogen Echo LLC
One Rockefeller Plaza
Suite 3200
New York, NY 10020
Attention: Shannon Bell
Email: bell@orogengroup.com

With a copy (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Louis Goldberg
Email: louis.goldberg@davispolk.com

With a copy (which shall not constitute actual or constructive notice) to:

c/o Atairos Management, L.P.
620 Fifth Avenue
New York, NY 10020
Attention: David Caplan
Email: d.caplan@atairos.com

(b)     If to the Company, to:

ExlService Holdings, Inc.

320 Park Avenue, 29th Floor
New York, New York 10022
Attention: Maurizio Nicolelli, Chief Financial Officer
Email: maurizio.nicolelli@exlservice.com

With a copy (which shall not constitute actual or constructive notice) to:

McGuireWoods LLP
201 N. Tryon St.

Charlotte, North Carolina 28202
Attention: Rakesh Gopalan
Email: rgopalan@mcguirewoods.com

9.      Entire Agreement; Amendment. This Agreement embodies the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, written or oral, with respect hereto. The terms and conditions hereof may not be modified, altered or otherwise amended except by an instrument in writing executed by the Company and Orogen.

10.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors in title and assigns.

11.    Severability. If any provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Expenses. Except as provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

13.    Public Announcements. The initial press release related to this Agreement and the transactions contemplated hereby shall be a joint press release to be agreed upon by the Company and Orogen. Thereafter, either party may issue or make one or more press releases or public announcements related to this Agreement or the transactions contemplated hereby (in which case the other party shall (to the extent permitted by applicable law) have the right to review and reasonably comment on such press release or announcement prior to issuance, distribution or publication); provided that the foregoing shall not apply to any press release or other public announcement to the extent that it contains substantially the same factual information related to this Agreement and the transactions contemplated hereby as previously communicated publicly by one or more of the parties in accordance with this Section 13. Without limiting the foregoing, the Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

14.    Electronic Signatures. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first written above.

ExlService Holdings, Inc.

By:	/s/ Maurizio Nicolelli
Name: Maurizio Nicolelli
Title: Chief Financial Officer

(Signature page to Payoff and Termination Agreement)

Orogen Echo LLC

By: The Orogen Group, LLC, as

sole member

By:	/s/ VIKRAM S. PANDIT
Name: Vikram S. Pandit
Title: Principal

(Signature page to Payoff and Termination Agreement)

Exhibit A

Wire/Common Stock Delivery Instructions

Exhibit B

Lock-Up Agreement

Capitalized terms used but not defined in this Exhibit B shall have the meanings given to them under the Investment Agreement.

During the period from the Effective Date through and until the date that is ninety (90) days thereafter (as used in this Exhibit B, the “Restricted Period”), notwithstanding the Registration Rights, provided in the Transaction Documents, Orogen shall not, without the Company’s prior written consent, directly or indirectly, (x) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, encumbrance, assignment or similar disposition of (any of the foregoing, a “transfer”), the shares of Common Stock issued to Orogen pursuant to the Share Amount (the “Restricted Shares”) or enter into a transaction which would have the same effect or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any ownership of, or interests in, the Restricted Shares, whether any such aforementioned transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise (such actions in clauses (x) and (y), “Prohibited Transfers”), other than, in the case of clause (x), Permitted Transfers. “Permitted Transfers” shall mean any (i) transfer to a Third Party for cash solely to the extent that all of the net proceeds of such sale are solely used to satisfy a bona fide margin call (i.e., posted as collateral) pursuant to a Permitted Loan, or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan, (ii) transfer with the prior written consent of the Company, (iii) tender of any Common Stock into a Third Party Tender/Exchange Offer, as defined below, and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company or (iv) distribution in kind to Orogen’s or its Affiliates’ limited or other partners, members or other equityholders in connection with the winding up or dissolution of Orogen or any of its Affiliates, so long as, in the event of any such distribution to Comcast or any of its Subsidiaries, each such Person executes and delivers to the Company a Joinder becoming a party to this Agreement and a duly completed and executed applicable IRS Form. “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to holders of Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control and the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or does not publicly recommend against such offer in a Schedule 14D-9 under the Exchange Act within ten (10) Business Days after the public announcement of such offer. Any purported Prohibited Transfer in violation of this Exhibit B shall be null and void ab initio. Notwithstanding the foregoing, Orogen (or a controlled Affiliate of Orogen) shall be permitted to mortgage, hypothecate, and/or pledge the Restricted Shares in respect of any bona fide financing arrangements of Orogen or its controlled Affiliates, including one or more bona fide purpose (margin) or bona fide non-purpose loans (each such financing arrangement, a “Permitted Loan”). Any Permitted Loan entered into by Orogen or its controlled Affiliates shall be with one or more financial institutions and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer the Restricted Shares mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Restricted Shares or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, Orogen or any of its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder except and to the extent for those expressly provided for by the Registration Rights.

Notwithstanding anything in this Agreement or elsewhere to the contrary, any sale of Restricted Shares shall be subject to any applicable limitations set forth in this Exhibit B and the Registration Rights, but shall not be subject to any policies, procedures or limitations (other than any applicable federal securities laws and any other applicable laws) otherwise applicable to the Orogen Affiliated Directors with respect to trading in the Company’s securities (other than as set forth in the definition of “Blackout Period”) and the Company acknowledges and agrees that such policies, procedures or limitations applicable to the Orogen Affiliated Directors shall not be violated by any such transfer pursuant to the Registration Rights.

Notwithstanding anything in this Agreement to the contrary, the Restricted Period shall not apply to, and Orogen shall be free, to the fullest extent permitted by law, to sell or transfer at any time, any shares of Common Stock issued as dividends on any shares of Common Stock.